PRICING SUPPLEMENT                                          File No. 333-97937
------------------                                              Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated
September 25, 2002)
Pricing Supplement Number: 2297


                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series B
                  Due Nine Months or More from Date of Issue

                              Floating Rate Notes

Principal Amount:  $250,000,000          Original Issue Date:   March 13, 2003

Issue Price:       100.00%               Stated Maturity Date:  April 5, 2005

CUSIP Number:      59018YQM6

Interest Calculation:                    Day Count Convention:
---------------------                    ---------------------
| x |  Regular Floating Rate Note        | x |  Actual/360
|   |  Inverse Floating Rate Note        |   |  30/360
        (Fixed Interest Rate):           |   |  Actual/Actual



Interest Rate Basis:
--------------------
| x |    LIBOR                           |   |    Commercial Paper Rate
|   |    CMT Rate                        |   |    Eleventh District Cost of Funds Rate
|   |    Prime Rate                      |   |    CD Rate
|   |    Federal Funds Rate              |   |    Other (see attached)
|   |    Treasury Rate
Designated CMT Page:                     Designated LIBOR Page:
           CMT Moneyline Telerate Page:     LIBOR Moneyline Telerate Page: 3750
                                                       LIBOR Reuters Page:

Index Maturity:             One Month                               Minimum Interest Rate:      Not Applicable



Spread:                     +0.22%                                  Maximum Interest Rate:      Not Applicable

Initial Interest Rate:      Calculated as if the Original Issue     Spread Multiplier:          Not Applicable
                            Date was an Interest Reset Date

Interest Reset Dates:       Monthly, on the 5th of every month, commencing April 5, 2003, subject to modified following Business Day convention.


Interest Payment Dates:     Monthly, on the 5th of every month, commencing April 5, 2003, subject to modified following Business Day convention.

Repayment at the
Option of the Holder:       The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the
Option of the Company:      The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:                       The Notes are being issued in fully registered book-entry form.

Trustee:                    JPMorgan Chase Bank

Underwriters:               Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), HSBC Securities (USA) Inc.
                            and BNP Paribas Securities Corp. (the "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead Underwriter.

                            Pursuant to an agreement, dated March 7, 2003 (the "Agreement"), between
                            Merrill Lynch & Co., Inc. (the "Company") and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                            Underwriters                                     Principal Amount of the Notes
                            ------------                                     -----------------------------

                            Merrill Lynch, Pierce, Fenner & Smith                             $245,000,000
                                        Incorporated
                            HSBC Securities (USA) Inc.                                          $2,500,000
                            BNP Paribas Securities Corp.                                        $2,500,000
                                                                                                ----------
                                                          Total                               $250,000,000

                            Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                            The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                            The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Dated:                      March 7, 2003